Exhibit 99.1

Civitas Resources, Inc. Announces Redemption of $100 Million of
Senior Notes due 2026 and Updates to Credit Facility

DENVER—April 21, 2022—Civitas Resources, Inc. (NYSE: CIVI) (“Civitas” or the “Company”), today announced that it has given notice of its intent to redeem in full the $100 million in aggregate principal amount of its currently outstanding 7.50% senior notes due 2026 (the “Notes”) on May 1, 2022 (the “Redemption Date”). The redemption price of the Notes will be 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the Redemption Date. The Company has instructed the Trustee to send a notice of full redemption in the name of the Company to all currently registered holders of the Notes.

The Company also announced that it has entered into an amendment to its senior secured revolving credit facility (the "Credit Facility") under which the borrowing base has been increased from $1.0 billion to $1.7 billion and the elected commitment amount has increased from $800 million to $1.0 billion in connection with its regularly scheduled semi-annual redetermination. As of March 31st, the Company had zero borrowings outstanding on the Credit Facility and approximately $154 million in cash on hand.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the Notes, nor does it constitute an offer to purchase the Notes or any other securities.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, the completion of the full redemption of the Notes constitute forward-looking statements. For a description of factors that may cause Civitas’ actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of Civitas’ 2021 Annual Report on Form 10-K and other documents of Civitas’ on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Civitas will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Civitas or its business or operations. Except as required by law, Civitas undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by Civitas’ forward-looking statements.

Investor Relations:
John Wren, ir@civiresources.com

Media:
Brian Cain, info@civiresources.com